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                                  EXHIBIT 10.1

                               Amendment No. 1 To
                                 USG Corporation
                           Stock Compensation Program
                           For Non-Employee Directors
                 (As Amended and Restated as of January 1, 2005)

     Section 9.1 of the USG Corporation Stock Compensation Program for Non-Employee Directors (As Amended and Restated as of January 1, 2005) is amended to read in its entirety as follows:

          9.1 ANNUAL GRANT IN CASH OR EQUITY. Each non-employee director of the Corporation shall receive an annual grant equal to $30,000 or a proportionate share of such grant based on full months of service as a non-employee director since the prior July 1, normally payable in cash in a lump sum. The regular Grant Date each year shall be July 1, commencing July 1, 2006. Notwithstanding the foregoing, in lieu of such a lump sum cash payment a Participant may elect, in a writing filed with the Corporate Secretary of the Corporation, to receive payment in an equivalent amount in Shares valued at the Fair Market Value of a Share (i) for grants with a Grant Date of July 1, 2006, on the first trading date following the Grant Date, and (ii) for grants with a Grant Date of July 1 in years after 2006, on the last trading date preceding the Grant Date.